Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2012 THIRD QUARTER RESULTS

ARMONK, NY, November 9, 2012 — VISANT CORPORATION today announced results for its third fiscal quarter ended September 29, 2012, including consolidated net sales of $206.9 million, compared to $227.6 million for its third quarter ended October 1, 2011, a decrease of approximately 9%. Visant reported a consolidated net loss of $19.5 million for the third quarter of 2012 compared to a net loss of $12.3 million for the third quarter of 2011. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $39.2 million for the third fiscal quarter of 2012, a decrease of $6.2 million compared to consolidated Adjusted EBITDA of $45.4 million for the third fiscal quarter of 2011.

For the nine months ended September 29, 2012, consolidated net sales were $930.4 million, a decrease of approximately 4% compared to $971.5 million for the nine months ended October 1, 2011. Consolidated net income was $27.0 million for the nine-month period ended September 29, 2012 compared to net income of $29.8 million for the comparable period in fiscal year 2011. Consolidated Adjusted EBITDA totaled $262.1 million for the nine-month period ended September 29, 2012, a decrease of $23.3 million compared to Adjusted EBITDA of $285.4 million for the comparable period in fiscal year 2011.

Net sales for the Scholastic segment were $41.7 million for the third fiscal quarter of 2012, a decrease of 15%, compared to $49.0 million for the third fiscal quarter of 2011. This decrease was primarily attributable to $4.5 million of lower volume in our professional championship jewelry products when compared to the prior year comparable period. Also contributing to the decline was lower sales volume of class rings.

Net sales for the Memory Book segment were $66.5 million for the third fiscal quarter of 2012, a decrease of 9%, compared to $72.7 million for the third fiscal quarter of 2011. This decrease was primarily attributable to lower volume in the quarter, including due to a shift in the timing of approximately $2.2 million of shipments of yearbooks to the fourth quarter of 2012 from the third quarter of 2012.

Net sales for the Marketing and Publishing Services segment decreased $7.1 million, or 7%, to $98.9 million from $106.0 million for the third fiscal quarter of 2011. This decrease was attributable to lower volume in our direct mail and publishing services operations partially offset by higher volume in our sampling operations.

Adjusted EBITDA for the Scholastic segment declined $1.2 million to a loss of $9.1 million compared to a loss of $7.9 million for the third fiscal quarter of 2011. This decrease was primarily due to lower volume in our professional championship jewelry products.

Adjusted EBITDA for the Memory Book segment for the third fiscal quarter of 2012 was $23.0 million, a decrease of $1.5 million, compared to $24.6 million for the third fiscal quarter of 2011. This decrease was primarily attributable to lower volume, partially offset by savings from previously announced facility consolidations.

The Marketing and Publishing Services segment reported Adjusted EBITDA for the third fiscal quarter of 2012 of $25.2 million, a decrease of $3.5 million, compared to $28.7 million for the third fiscal quarter of 2011. This decrease was primarily due to lower volume in our direct mail and publishing services operations partially offset by higher volume in our sampling operations.

Net sales for the Scholastic segment for the nine-month period ended September 29, 2012 decreased by $15.9 million, or 5%, to $325.1 million compared to $340.9 million for the nine-month period ended October 1, 2011. This decrease was primarily attributable to lower overall volume in our jewelry and announcement products, as well as a shift in jewelry sales metal mix to lower priced metals.

Net sales for the Memory Book segment were $329.6 million for the nine-month period ended September 29, 2012, a decrease of 5%, compared to $347.1 million for the nine-month period ended October 1, 2011. This decrease was primarily attributable to lower volume, including a shift in timing of shipments of yearbooks to the fourth quarter of 2012 from the third quarter of 2012.

Net sales for the Marketing and Publishing Services segment decreased to $276.2 million for the nine-month period ended September 29, 2012, a decrease of 3%, compared to $283.5 million during the nine-month period ended October 1, 2011. This decrease was primarily attributable to lower volume in our publishing services business (including as a result of the cessation of production of overhead transparency products in September 2011) and direct mail operations partially offset by higher volume in our sampling operations.

For the nine-month period ended September 29, 2012, the Scholastic segment reported Adjusted EBITDA of $51.3 million, a decrease of $4.8 million, or 9%, compared to $56.1 million for the prior year comparative period. This decrease was primarily due to lower overall volumes and increased pension expense.

Our Memory Book segment reported Adjusted EBITDA of $147.3 million for the nine-month period ended September 29, 2012, a decrease of $13.8 million, or 9%, compared to $161.1 million for the nine-month period ended October 1, 2011. This decrease was primarily due to lower volume and increased pension expense, partially offset by savings from previously announced facility consolidations.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $63.5 million for the nine-month period ended September 29, 2012, a decrease of $4.7 million, or 7%, compared to $68.3 million for the prior year comparative period. This decrease was primarily due to lower volume in our publishing services and significantly lower volume in our direct mail operations partially offset by higher volume in our sampling business.

The company also announced that effective December 31, 2012 it will be freezing the accrual of additional benefits under its qualified and non-qualified pension plans for active, non-bargained employees and under its executive supplemental retirement agreements. The affected qualified pension plans were closed to new hires as of January 1, 2006.

As of September 29, 2012, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $1,996.9 million, including $61.0 million outstanding under its revolving credit facilities, $11.5 million of capital lease and equipment financing obligations and exclusive of original issue discount of $16.7 million related to the term loan under the senior secured credit facilities. Visant’s cash position as of September 29, 2012 totaled $59.2 million.

Based on seasonality of our cash flow, we traditionally borrow under our revolving credit facility during the third quarter to fund general working capital needs. The company paid approximately $53.9 million of interest under its senior notes and senior secured credit facilities on October 1, 2012.

Visant has provided a reconciliation of net income to Adjusted EBITDA and EBITDA to Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the third quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance, cosmetic and personal care sampling and packaging, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems and packaging, primarily for the fragrance, cosmetic and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition. Forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; developments in technology and related changes in consumer behavior; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations; the application of privacy laws and other related obligations on our business; the textbook adoption cycle and levels of government funding for education spending; local conditions in the countries in which we operate; control by our stockholders; changes in market value of the securities held in our pension plans; and our dependence on members of senior management.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this release may not in fact occur. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The information presented in this release contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
In thousands	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net sales	$206,899	$227,635	$930,357	$971,521
Cost of products sold	109,394	122,253	434,118	447,871

Gross profit	97,505	105,382	496,239	523,650
Selling and administrative expenses	87,467	89,458	320,574	335,343
Gain on disposal of fixed assets	(149)	(34)	(2,315)	(459)
Special charges (1)	1,938	835	10,630	12,349

Operating income	8,249	15,123	167,350	176,417
Interest expense, net	39,453	39,549	118,372	121,774

(Loss) income before income taxes	(31,204)	(24,426)	48,978	54,643
(Benefit from) provision for income taxes	(11,753)	(12,157)	21,953	24,835

Net (loss) income	$(19,451)	$(12,269)	$27,025	$29,808

Adjusted EBITDA (2)	$39,163	$45,380	$262,147	$285,388

Adjusted EBITDA Reconciliation:
In thousands
Net (loss) income	$(19,451)	$(12,269)	$27,025	$29,808
Interest expense, net	39,453	39,549	118,372	121,774
(Benefit from) provision for income taxes	(11,753)	(12,157)	21,953	24,835
Depreciation and amortization expense	25,269	25,379	76,840	78,451

EBITDA	33,518	40,502	244,190	254,868

Special charges (1)	1,938	835	10,630	12,349
Gain on disposal of fixed assets	(149)	(34)	(2,315)	(459)
Stock-based compensation (3)	179	617	393	6,496
Costs related to term loan facility repricing (4)	—	—	—	3,809
Other (5)	3,677	3,460	9,249	8,325

Adjusted EBITDA (2)	$39,163	$45,380	$262,147	$285,388

(1)	Special charges for the third fiscal quarter ended September 29, 2012 included $1.8 million of costs in the Memory Book segment, consisting of $0.4 million of severance and related benefits and $1.4 million of non-cash asset impairment charges associated with the consolidation of our Topeka, Kansas facility. Also included in special charges for the third fiscal quarter ended September 29, 2012 were $0.2 million of costs in the Marketing and Publishing Services segment, consisting of severance and related benefits associated with reductions in force.

Special charges for the nine months ended September 29, 2012 included $7.3 million of costs in the Memory Book segment, consisting of $5.9 million of severance and related benefits and $1.4 million of non-cash asset impairment charges associated with the consolidation of our Topeka, Kansas facility. Also included in special charges for the nine months ended September 29, 2012 were $0.9 million and $2.2 million of costs in the Scholastic and Marketing and Publishing Services segments, respectively, consisting of severance and related benefits associated with reductions in force and the consolidation of certain operations and approximately $0.3 million of non-cash asset related impairment charges.

Special charges for the third fiscal quarter ended October 1, 2011 included $0.3 million of non-cash asset related impairment charges associated with the consolidation of our Milwaukee, Wisconsin facility in the Marketing and Publishing Services segment. Special charges for the Scholastic and Memory Book segments each included $0.1 million of severance and related benefits associated with reductions in force in connection with the consolidation of certain operations in our Clarksville, Tennessee and Topeka, Kansas facilities. Also included in special charges for the third fiscal quarter ended October 1, 2011 were $0.3 million of severance and related benefits associated with the elimination of certain corporate management positions.

Special charges for the nine-month period ended October 1, 2011 included $6.7 million of costs in the Memory Book segment, consisting of $4.5 million of severance and related benefits associated with reductions in force and approximately $2.2 million of non-cash asset related impairment charges associated with the consolidation of our Clarksville, Tennessee and State College, Pennsylvania facilities. Special charges for the nine-month period ended October 1, 2011 in the Scholastic segment included $2.2 million of severance and related benefits associated with reductions in force in connection with the consolidation of certain operations in our Clarksville, Tennessee and Topeka, Kansas facilities. Also included in special charges for the nine-month period ended October 1, 2011 were $3.1 million of costs in the Marketing and Publishing Services segment consisting of $0.7 million of severance and related benefits and $2.4 million of non-cash asset related impairment charges associated with the closure of our Milwaukee, Wisconsin facility and $0.3 million of severance and related benefits associated with the elimination of certain corporate management positions.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding 10.0% senior notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing the senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant Corporation of stock-based compensation expense.

(4)	Costs associated with the repricing of Visant’s outstanding senior secured term loan facility completed on March 1, 2011.

(5)	Other charges for the quarter ended September 29, 2012 included $1.2 million and $0.7 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the consolidation of certain facilities in the Memory Book segment and the Marketing and Publishing Services segments, respectively. Also included were $0.9 million of management fees, $0.6 million of non-recurring professional fees and $0.2 million of other costs that are non-recurring in nature.

Other charges for the nine months ended September 29, 2012 included $2.0 million and $1.8 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Marketing and Publishing Services segment and the Memory Book segment, respectively. In addition, in the Scholastic segment, there were $0.6 million of costs associated with the donation to the local industrial development authority of our Unadilla, Georgia facility. Also included are $2.8 million of management fees, $0.8 million of non-recurring professional fees and $1.2 million of other costs that are non-recurring in nature.

Other charges for the quarter ended October 1, 2011 included $1.5 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Scholastic and Memory Book segments, $0.9 million of management fees, $0.6 million of consulting fees and $0.5 million of other costs that are non-recurring in nature.

Other charges for the nine-month period ended October 1, 2011 included $2.7 million of management fees, $1.6 million of consulting fees, $2.6 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Memory Book and Scholastic segments, and $1.4 million of other costs that are non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
In thousands	September 29, 2012	October 1, 2011	$ Change	% Change
Net sales
Scholastic	$41,740	$48,967	$(7,227)	(15%)
Memory Book	66,481	72,708	(6,227)	(9%)
Marketing and Publishing Services	98,882	105,960	(7,078)	(7%)
Inter-segment eliminations	(204)	—	(204)	NM

	$206,899	$227,635	$(20,736)	(9%)

Adjusted EBITDA
Scholastic	$(9,100)	$(7,872)	$(1,228)	(16%)
Memory Book	23,020	24,563	(1,543)	(6%)
Marketing and Publishing Services	25,243	28,689	(3,446)	(12%)

	$39,163	$45,380	$(6,217)	(14%)

Adjusted EBITDA margin	18.9%	19.9%

NM = not meaningful

	Nine months ended
In thousands	September 29, 2012	October 1, 2011	$ Change	% Change
Net sales
Scholastic	$325,078	$340,933	$(15,855)	(5%)
Memory Book	329,569	347,114	(17,545)	(5%)
Marketing and Publishing Services	276,192	283,503	(7,311)	(3%)
Inter-segment eliminations	(482)	(29)	(453)	NM

	$930,357	$971,521	$(41,164)	(4%)

Adjusted EBITDA
Scholastic	$51,299	$56,072	$(4,773)	(9%)
Memory Book	147,306	161,056	(13,750)	(9%)
Marketing and Publishing Services	63,542	68,260	(4,718)	(7%)

	$262,147	$285,388	$(23,241)	(8%)

Adjusted EBITDA margin	28.2%	29.4%

NM = not meaningful